Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement on Form S-3 ASR (No. 333-205954) of Charles River Laboratories International, Inc.,

2)	Registration Statement on Forms S-8 (No. 333-190292, No. 333-174971, No. 333-161024, No. 333-144177, No. 333-124853, No. 333-105803, No. 333-61336 and No. 333-47768) of Charles River Laboratories International, Inc.;

of our report dated March 17, 2016, with respect to the consolidated financial statements of WRH, Inc. as of December 31, 2015 and December 31, 2014 and for the years then ended, included in this Current Report on Form 8-K/A of Charles River Laboratories International, Inc.

/s/ Ernst & Young LLP

Columbus, Ohio

June 15, 2016